Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (No. 333-103761) of Puget Energy, Inc. of our report dated June 25, 2008 relating to the financial statements of the Investment Plan for the Employees of Puget Sound Energy, Inc., which appears in this Form 11-K.

/s/PricewaterhouseCoopers

Seattle, Washington
June 25, 2008